Exhibit 99.1

PRESS RELEASE

For Immediate Release:  May 19 2003

Contact:

Kelly Mcbeth, Director of Public Affairs

Phone:  432.684.0321

kmcbeth@cap-rock.net

Senate Bill 1280 Passes Texas House

MIDLAND, TX. — Cap Rock Energy Corporation (AMEX:  RKE) today announced that Senate Bill 1280, a bill sponsored by Texas State Senator Troy Fraser and promoted by a small special interest group, passed the Texas House of Representatives on May 16, 2003. Under the Public Utility Regulatory Act (“PURA”), Cap Rock Energy Corporation is currently considered an electric cooperative for purposes of the PURA.  The proposed legislation would amend the PURA so that the Company instead would be regulated as an investor owned utility. The Public Utility Commission of Texas would be charged with the responsibility of developing a procedural schedule and timeline for the Company to comply with customer choice and deregulation should the legislation pass.  The bill previously passed the Texas Senate and will now go to the Governor for consideration. The Company feels the bill will penalize all of its customers if it becomes law and that it will make it more difficult for small companies to compete with the large utilities in the future.  The Company will continue to take appropriate action to protect the interests of its customers.

 “We are disappointed that this legislation passed the Texas House of Representatives,” states David W. Pruitt, President and CEO of Cap Rock Energy.  “This is bad legislation, sponsored by an ill-informed special interest dissident group which makes up less than 1% of our total customers.  If this proposed legislation becomes law, our customers will suffer.  We believe the proposed legislation would cause rates to increase for all of our customers by at least 5%.  We had hoped for a full debate in the House on this bill.  A full debate would have provided an opportunity for the true facts to be heard.  The large majority of our customers are opposed to this legislation.  However, the small special interest group that is pushing this legislation was successful in obtaining passage in the House without a full debate on the issues.  It is our hope that the Governor will veto this legislation, which we believe is bad for our customers and bad for Texas.”

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s current expectations, views and assumptions and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations, views and assumptions.  Cap Rock Energy Corporation does not intend to update or advise these “forward-looking statements” to reflect the current or future events or circumstances.